Exhibit 99.1

TRIUS APPOINTS SETH FISCHER TO ITS BOARD OF DIRECTORS

Risa Stack Announces Planned Departure from the Trius Board

San Diego, CA, April 3, 2013 – Trius Therapeutics, Inc. (Nasdaq: TSRX) announced today the appointment of Seth H. Z. Fischer to its Board of Directors. Mr. Fischer was the former Company Group Chairman Johnson & Johnson, Worldwide Franchise Chairman Cordis Corporation responsible for the Cardiovascular Device Business until his retirement in 2012. The Company also announced the departure of Risa Stack, Ph.D., General Manager with GE Healthymagination, from its Board, which will be effective as of May 22, 2013 following the Company’s 2013 Annual Meeting of Stockholders. Dr. Stack is stepping down to focus her efforts on her role at GE.

“We are very pleased to welcome Seth Fischer to our Board of Directors, and believe his deep commercial experience and industry knowledge will strengthen the capabilities of our Board to advise on the planned commercialization of tedizolid, pending regulatory approval,” stated David S. Kabakoff, Ph.D., Chairman of the Board of Trius. “We would also like to thank Risa Stack for her outstanding service to Trius and we wish her continued success at GE.”

Seth H. Z. Fischer has three decades of healthcare experience in the pharmaceutical and medical device industry. Mr. Fischer served in positions of increasing responsibility with Johnson & Johnson until his retirement in 2012. Most recently Mr. Fischer served as Company Group Chairman Johnson & Johnson, Worldwide Franchise Chairman Cordis Corporation from 2008 to 2012, which included responsibility for Cordis and Biosense Webster. Previously, he served as Company Group Chairman North America Pharmaceuticals from 2004 to 2007. In this position he had responsibilities for Ortho-McNeil Pharmaceuticals, Janssen and Scios. Prior to this position, Mr. Fischer served as President of Ortho-McNeil Pharmaceuticals from 2000 to 2004. His operating responsibilities encompassed the commercialization of products in multiple therapeutic categories including the oral and IV anti-infectives Levaquin® and Floxin®, cardiovasculars, CNS, analgesics and women’s health.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious infections. The Company’s lead investigational drug, tedizolid phosphate, is a novel antibiotic in Phase 3 clinical development for the treatment of serious gram-positive infections, including those caused by methicillin-resistant Staphylococcus aureus (MRSA). Trius has partnered with Bayer HealthCare for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated Investigational New Drug (IND) enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the anticipated effects of the addition of Mr. Fischer to the Company’s Board of Directors and the Company’s commercialization efforts. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; additional ongoing or planned clinical trials of tedizolid phosphate may produce negative or inconclusive results; Trius may decide, or the FDA may require Trius, to conduct additional clinical trials or to modify Trius’ ongoing clinical trials; Trius may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Trius’ ability to obtain regulatory approval; the third parties with whom Trius has partnered with for the development of tedizolid phosphate and upon whom Trius relies to conduct its clinical trials and manufacture its product candidates may not perform as expected; tedizolid phosphate may not receive regulatory approval or be successfully commercialized; unexpected adverse side effects or inadequate therapeutic efficacy of tedizolid phosphate could delay or prevent regulatory approval or commercialization; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recent Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Public Relations Contact:	Investor Relations Contact:
Laura Kempke/Andrew Law at MSLGROUP	Stefan Loren at Westwicke Partners, LLC
trius@mslgroup.com	sloren@westwicke.com
781-684-0770	443-213-0507

6310 Nancy Ridge Drive, Suite 105, San Diego, CA 92121	Tel: 858-452-0370
www.triusrx.com	Fax: 858-677-9975